PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 13, 2002)

                        $2,000,000,000 CIT INTERNOTES'r'

                                   [CIT LOGO]

                                 CIT GROUP INC.

                              -------------------

    We may offer to sell our CIT InterNotes'r' from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

    We may offer the notes to or through agents for resale. The amount we expect to receive if all of the notes are sold to or through the agents is from $1,996,000,000 to $1,940,000,000, after paying agent discounts and commissions of between $4,000,000 and $60,000,000. We also may offer the notes directly. We have not set a date for termination of our offering.

    The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without any notice at any time. Unless otherwise specified in the applicable pricing supplement, we will not list the notes on any stock exchange.
                              -------------------
    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THOSE DESCRIBED IN THE 'RISK FACTORS' SECTION BEGINNING ON PAGE S-6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------
                      JOINT LEAD MANAGERS AND LEAD AGENTS
BANC OF AMERICA SECURITIES LLC                                     INCAPITAL LLC

                                     AGENTS
BMO NESBITT BURNS CORP.                               CHARLES SCHWAB & CO., INC.
EDWARD D. JONES & CO., L.P.                            FIDELITY CAPITAL MARKETS,
                                  a division of National Financial Services, LLC
RBC CAPITAL MARKETS                                         SALOMON SMITH BARNEY
UBS PAINEWEBBER INC.                                         WACHOVIA SECURITIES

                 Prospectus Supplement dated November 1, 2002.

InterNotes'r' is a registered servicemark of Incapital Holdings LLC

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE PRICING SUPPLEMENT. WE AND THE AGENTS HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR THE PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT.

                              -------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement And The Pricing
  Supplements...............................................   S-1
Incorporation By Reference..................................   S-2
Summary.....................................................   S-3
Risk Factors................................................   S-6
Description Of CIT Group Inc................................  S-14
Selected Consolidated Financial Information Of CIT Group
  Inc.......................................................  S-15
Use Of Proceeds.............................................  S-19
Capitalization Of CIT Group Inc.............................  S-20
Description Of Notes........................................  S-21
Registration And Settlement.................................  S-27
Material U.S. Federal Income Tax Considerations.............  S-30
Employee Retirement Income Security Act.....................  S-34
Plan Of Distribution........................................  S-35
Legal Matters...............................................  S-36
Other General Information...................................  S-37

                       PROSPECTUS

CIT Group Inc...............................................    3
Ratio Of Earnings To Fixed Charges..........................   14
Special Note Regarding Forward-Looking Statements...........   15
Use Of Proceeds.............................................   16
Description Of Debt Securities..............................   17
Plan Of Distribution........................................   23
Experts.....................................................   24
Legal Opinions..............................................   25
Where You Can Find More Information.........................   25

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

    Except as the context otherwise requires or as otherwise specified in this prospectus supplement or the prospectus, as used in this prospectus supplement, dated November 1, 2002 and the prospectus, dated September 13, 2002, the terms 'we,' 'our,' 'us,' and 'CIT' refer to CIT Group Inc. and its consolidated subsidiaries. References in this prospectus supplement to 'U.S. dollars' or 'U.S. $' or '$' are to the currency of the United States of America.

    We may use this prospectus supplement, together with the prospectus and a pricing supplement, to offer CIT InterNotes'r' from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $2,000,000,000.

    This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the prospectus, where the notes are included in the defined term 'Debt Securities.' If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and you should not rely on the information in the prospectus.

    Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note. The pricing supplement will apply in those circumstances and you should not rely on the information in this prospectus supplement or the prospectus.

    When we refer to the prospectus, we mean the prospectus which accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement we file with respect to a particular note.

    You should read and consider all information contained in this prospectus supplement, the prospectus and the pricing supplement in making your investment decision.

                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information.

    In addition to the items incorporated by reference into this prospectus supplement and the prospectus as set forth in the prospectus, the following documents shall be deemed to be incorporated in, and to form part of, this prospectus supplement:

    1. CIT Group Inc. (Nevada)'s Transition Report on Form 10-K for the transition period ended September 30, 2001;

    2. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

    3. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended March 31, 2002;

    4. Our Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2002;

    5. CIT Group Inc. (Nevada)'s Current Reports on Form 8-K filed January 17, 2002, January 24, 2002, February 7, 2002, February 22, 2002 and
       April 26, 2002; and

    6. Our Current Reports on Form 8-K filed July 10, 2002, July 15, 2002, July 25, 2002, October 24, 2002, October 29, 2002, October 30, 2002 and
       October 31, 2002.

    Until we have sold all of the debt securities which we are offering for sale under this prospectus supplement and the prospectus, we will also incorporate by reference all documents that we file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act').

                                    SUMMARY

    This section summarizes the legal and financial terms of the notes that are described in more detail in 'Description of Notes' beginning on page S-21. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms of the notes appearing in that pricing supplement may vary from, and if they do vary will supersede, the terms contained in this summary and in 'Description of Notes.' In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement, the prospectus and in that pricing supplement.

Issuer....................................  CIT Group Inc., 1211 Avenue of the Americas, New York,
                                            New York 10036; phone (212) 536-1390

Purchasing Agent..........................  Incapital LLC

Joint Lead Managers and Lead Agents.......  Banc of America Securities LLC and Incapital LLC

Agents....................................  BMO Nesbitt Burns Corp.
                                            Charles Schwab & Co., Inc.
                                            Edward D. Jones & Co., L.P.
                                            Fidelity Capital Markets,
                                              a division of National Financial Services, LLC
                                            RBC Dain Rauscher
                                            Salomon Smith Barney Inc.
                                            UBS PaineWebber Inc.
                                            Wachovia Securities, Inc.

Title of Notes............................  CIT InterNotes'r'

Amount....................................  We may issue up to $2,000,000,000 of notes in connection with this program. Additional notes may be issued in the
                                            future without the consent of or notice to note holders.
                                            The notes will not contain any limitations on our
                                            ability to issue additional InterNotes'r' or any other
                                            indebtedness.

Denominations.............................  The notes will be issued and sold in denominations of
                                            $1,000 and multiples of $1,000 (unless otherwise stated
                                            in the pricing supplement).

Status....................................  The notes will be our direct unsecured senior obligations and will rank equally with all of our other
                                            unsecured senior indebtedness from time to time
                                            outstanding. The notes will be junior to any
                                            indebtedness of any of our subsidiaries unless the terms
                                            of that indebtedness provide otherwise.

Maturities................................  Each note will mature nine months or more from its date of original issuance.

Interest..................................  Each note will bear interest from its date of original issuance at a fixed rate per year.

                                            Interest on each note will be payable either monthly,
                                            quarterly, semi-annually or annually on each interest
                                            payment date and on the stated maturity date. Interest
                                            also will be paid on the date of redemption or repayment
                                            if a note is redeemed or repurchased prior to its stated
                                            maturity in accordance with its terms.

                                            Interest on the notes will be computed on the basis of a
                                            360-day year of twelve 30-day months.

Principal.................................  The principal amount of each note will be payable on its stated maturity date at the corporate trust office of
                                            the paying agent or at any other place we may designate.

Redemption and Repayment..................  Unless otherwise stated in the applicable pricing supplement, a note will not be redeemable at our option
                                            or be repayable at the option of the holder prior to its
                                            stated maturity date. The notes will not be subject to
                                            any sinking fund.

Survivor's Option.........................  Specific notes may contain a provision permitting the optional repayment of those notes prior to stated
                                            maturity, if requested by the authorized representative
                                            of the beneficial owner of those notes, following the
                                            death of the beneficial owner of the notes, so long as
                                            the notes were owned by the beneficial owner or his or
                                            her estate at least six months prior to the request.
                                            This feature is referred to as a 'Survivor's Option.'
                                            Your notes will not be repaid in this manner unless the
                                            pricing supplement for your notes provides for the
                                            Survivor's Option. The right to exercise the Survivor's
                                            Option is subject to limits set by us on (1) the
                                            permitted dollar amount of total exercises by all
                                            holders of notes in any calendar year, and (2) the
                                            permitted dollar amount of an individual exercise by a
                                            holder of a note in any calendar year. Additional
                                            details on the Survivor's Option are described in the
                                            section entitled 'Description of Notes -- Survivor's
                                            Option' on page S-24.

Sale and Clearance........................  We will sell notes in the United States only. Notes will be issued in book-entry only form and will clear through
                                            The Depository Trust Company. We do not intend to issue
                                            notes in certificated form.

Trustee...................................  The trustee for the notes is Bank One Trust Company,
                                            N.A. under an indenture dated as of August 26, 2002.

Selling Group.............................  The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents,
                                            including the Purchasing Agent, have entered into a
                                            selling agent agreement with us dated November 1, 2002
                                            (the 'selling agent agreement'). Dealers who are members
                                            of the selling group have executed a master selected
                                            dealer agreement with the Purchasing Agent (the 'master
                                            selected dealer agreement'). The agents and the dealers
                                            have agreed to market and sell the notes in accordance
                                            with the terms of those respective agreements and all
                                            other applicable laws and regulations. You may contact
                                            the Purchasing Agent at info@incapital.com for a list of
                                            selling group members.

                                  RISK FACTORS

    You should carefully consider the following discussion of risks, and the other information, provided in this prospectus supplement. The risks described below are not the only ones facing us. Additional risks that are presently unknown to us or that we currently deem immaterial may also impair our business. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.

RISKS RELATED TO CIT'S BUSINESS

WE MAY BE ADVERSELY AFFECTED BY A GENERAL DETERIORATION IN ECONOMIC CONDITIONS.

    Our business, financial condition and results of operations may be affected by various economic factors, including the level of economic activity in the markets in which we operate. Unfavorable economic conditions may make it more difficult for us to maintain both our new business origination volume and the credit quality of new business at levels previously attained. Our growth depends significantly upon our ability to generate new finance receivables, and in a recession or other adverse economic environment, growth in our finance receivables may be limited by a decrease in demand for consumer or commercial credit or by a decline in collateral values. Delinquencies, foreclosures and credit losses generally increase during economic slowdowns or recessions.

    We are also subject to industry-specific economic factors. An economic downturn or slowdown in an industry could reduce demand for the financing we provide for products of that industry. For example, our factoring business could decline if there is a downturn in the retail textile, apparel, furniture or home furnishings markets. At June 30, 2002, 11.9% of our total financing and leasing assets related to obligations of retailers, 11.9% related to commercial airline obligations and 3.5% related to home equity obligations. Adverse economic conditions in the markets or industries that we serve could have a material adverse effect on our business, financial position or results of operations.

    In a recession or under other adverse economic conditions, nonearning assets and writedowns are likely to increase as debtors fail to meet their payment obligations. Although we maintain a consolidated reserve for credit losses in an amount that we believe is sufficient to provide adequate protection against potential writedowns in our portfolio, this allowance could prove to be insufficient. Adverse economic conditions may impair our ability to re-lease or remarket our leased equipment or other collateral securing our finance receivables and realize the value at which we carry our leased assets and/or estimated lease residual values on our books.

    A recession or downturn could contribute to a downgrading of our credit ratings. A ratings downgrade likely would increase our funding costs, and could decrease our net finance income, limit our access to the capital markets or result in a decision by the lenders under our existing bank credit facilities not to extend such credit facilities after their expiration.

    The broad-based economic slowdown in 2001 led to increases in both past-due loans and non-performing assets. We have experienced increases in our commercial past-due loans and non-performing assets across a wide range of industries, including trucking, construction, retail and technology, as well as manufacturing and machine tools. Continued weak economic conditions have recently resulted in higher charge-offs in virtually all of our business segments. Our reserve for credit losses as a percentage of finance receivables has increased significantly due primarily to reserving actions for certain telecommunication assets and as a result of continuing general economic weakness and uncertainty in

Argentina. In addition, our new origination volume has recently declined due in part to soft economic conditions. We can provide no assurance regarding when economic conditions will strengthen, or that these trends will improve when the economy begins to grow again.

OUR LIQUIDITY OR ABILITY TO RAISE CAPITAL MAY BE LIMITED.

    Our primary funding sources have historically been commercial paper, medium-term notes and asset-backed securities. We also maintain committed bank lines of credit to provide liquidity support of commercial paper borrowings and to support our international operations. An additional source of liquidity is cash flow from operations, including loan and lease payments from customers, whole loan sales and syndications.

    Following Tyco's announcement on January 22, 2002 of its plans to separate into four independent, publicly-traded companies and other related events, we experienced a downgrade in our credit ratings by Standard & Poor's and Fitch. While we continued to maintain investment-grade ratings, these events limited our access to the commercial paper market.

    On February 5, 2002, we drew on our $8.5 billion in unsecured bank credit facilities, which have historically been maintained as liquidity support for our commercial paper programs. The proceeds from these bank lines are being used to pay down outstanding commercial paper at the scheduled maturities. The cost of the bank loans is higher than the cost of commercial paper, and will adversely affect our future operating results. Although, following our initial public offering, we accessed the commercial paper market with a dealer-based program, and paid down a portion of our bank debt, we can provide no assurance that we will be able to continue to access that market on favorable terms or at levels previously attained.

    We will need to effect debt or equity financings in the future. The type, timing and terms of financing selected by us will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. While we have recently accessed the debt and commercial paper markets, there can be no assurance that any of these sources will be available to us at any given time or that they will be available on favorable terms. On June 7, 2002, Standard & Poor's downgraded our long-term debt rating from A- to BBB+, and on June 10, 2002, Fitch downgraded our long-term debt rating from A-to BBB. Following our initial public offering, Standard & Poor's raised our long-term debt rating to A/A-1 and Fitch raised our long-term debt rating to A. There can be no assurance that there will not be downgrades in our credit ratings in the future. If such downgradings do occur, they will likely result in an increase in our interest expense or have an adverse impact on our ability to access the commercial paper market or the public and private debt markets.

SIGNIFICANT INCREASES OR DECREASES IN PREVAILING INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

    Our operating results and cash flow depend to a great extent upon our level of net finance income which is the difference between total finance income earned on earning assets, such as loans and investments, and total interest expense paid on interest-bearing liabilities, such as borrowings. The amount of net finance income is affected by changes in the volume and mix of earning assets, the rates earned on those assets, the volume of interest-bearing liabilities and the rates paid on those interest-bearing liabilities.

    Although we have an active and comprehensive approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of owned and managed finance receivables. In addition, changes in market interest rates, or in the relationships between short-term and long-term market interest rates, or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which could result in an increase in interest expense relative to finance income. An increase in market interest rates also could adversely impact the ability of our floating-rate borrowers to meet their higher payment obligations, which could result in an increase in nonearning assets and writedowns.

INVESTMENT IN AND REVENUES FROM OUR FOREIGN OPERATIONS ARE SUBJECT TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.

    Foreign currency exchange rate fluctuations can have a material adverse effect on the investment in international operations and the level of international revenues that we generate from international asset-based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. In addition, an economic recession or downturn or increased competition in the international markets in which we operate could adversely affect us. Other risks inherent in conducting international business operations generally include political and macro-economic instability, changes in regulatory requirements and taxes, unreliability of judicial processes, financial market instability and illiquidity. There can be no assurance that one or more of these factors will not have a material adverse effect on our business, financial conditions and results of operations. In addition, instability or adverse economic conditions in international markets may materially adversely affect the businesses of our domestic customers, which could materially adversely affect such customers' demand for our products.

    At June 30, 2002, we had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located or doing business in Argentina. The Argentine government recently instituted economic reforms, including the conversion of certain dollar-denominated loans into pesos. We are currently assessing the impact of these government actions on our U.S. dollar-denominated loans and assets and reserve for credit losses. If the Argentine government does not reverse its action, or if the governments of other foreign jurisdictions take any similar actions, it could have a material adverse impact on our business, financial condition and results of operations. As of June 30, 2002, we recorded a $135.0 million provision to reserve for Argentina-related receivables.

OUR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED IF WE WERE UNABLE TO COMPLETE SECURITIZATIONS.

    We fund most of our assets on our balance sheet using our access to the medium-term note and capital markets. In an effort to broaden our funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Under a typical asset-backed securitization, we sell a 'pool' of secured loans or leases to a special-purpose entity, generally a trust. The special purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. Several factors affect our ability to complete securitizations, including:

     conditions in the securities markets, generally;

     conditions in the asset-backed securities market;

     the credit quality and performance of our financial instruments;

     our ability to obtain third-party credit enhancement;

     our ability to adequately service our financial instruments; and

     the absence of any material downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

    In a securitization transaction, a gain on sale and a related retained interest in the securitized pool are recognized when the assets being securitized are sold. The value of the retained interest recognized in a securitization transaction is dependent upon certain assumptions regarding future performance of the securitized portfolio, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest in the securitized pool may increase or decrease materially. The value of the retained interest in the securitized pool may also increase or decrease materially with changes in market interest rates. Also, if assets being securitized are not properly hedged, the gain on sale recorded in a securitization transaction may be materially affected by changes in market interest rates between the time the assets being securitized are originated and the time the assets are sold to the securitization entity.

    Changes in the volume of assets securitized or decreases in the value of retained interests in securitizations due to changes in market interest rates or higher than expected credit losses on prepayments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO REALIZE OUR ENTIRE INVESTMENT IN THE EQUIPMENT WE LEASE.

    We lease various types of equipment to customers through two distinct types of transactions: capital leases and operating leases. A capital lease passes substantially all of the risks and rewards of owning the related equipment to the customer. Lease payments during the initial terms of a capital lease cover approximately 90% of the underlying equipment's cost at the inception of the lease. The realization of unrecovered equipment values (residual values) at the end of the term of a lease is an important element in the leasing business. The duration of an operating lease, however, is substantially shorter relative to the equipment's useful life. We bear greater risk in operating leases as we may not be able to remarket the equipment on terms that will allow us to fully recover our operating lease equipment carrying values.

    At the inception of each capital lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Residual values are determined by experienced internal equipment management specialists, as well as external consultants. We also record periodic depreciation expense on operating lease equipment based upon estimates of the equipment's useful life and the estimated future value of the equipment at the end of its useful life. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on, or use of, the equipment or other factors, would materially adversely affect the residual values of such equipment. Consequently, there can be no assurance that our estimated residual values for equipment will be realized.

CONTINUED WEAKNESS IN THE TELECOMMUNICATIONS INDUSTRY COULD ADVERSELY IMPACT THE VALUE OF OUR TELECOMMUNICATIONS PORTFOLIO

    Our telecommunications portfolio was approximately $726 million at June 30, 2002, and includes approximately $288 million of Competitive Local Exchange Carrier (CLEC) accounts. The highly competitive telecommunications industry has experienced over-capacity and substantial decline over the past year, which has resulted in considerable weakness in asset values in the sector. Our CLEC portfolio includes many companies which are in the process of building out their networks and developing their customer bases. Therefore, these companies are more vulnerable to the overall industry decline.

    As of June 30, 2002, we recorded a $200.0 million provision for our telecommunications portfolio, principally reflecting weaknesses in the CLEC industry. Continued deterioration in the sector could result in losses beyond current reserve levels.

OUR RESERVE FOR CREDIT LOSSES MAY PROVE INADEQUATE.

    Our business depends on the creditworthiness of our customers. We believe that our credit risk management systems are adequate to limit our credit losses to a manageable level. We attempt to mitigate credit risks through the use of a corporate credit risk management group, formal credit management processes implemented by each business unit and automated credit scoring capabilities for small ticket business.

    We maintain a consolidated reserve for credit losses on finance receivables. Our consolidated reserve for credit losses reflects management's judgment of losses inherent in the portfolio. Management periodically reviews our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets.

    The consolidated reserve for credit losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral, among other things. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of our customer base materially decreases, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations may suffer.

OUR COMMERCIAL AIRLINE FINANCING BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED BY THE EVENTS OF SEPTEMBER 11, 2001 AND THE WEAK ECONOMY.

    A portion of the Capital Finance business within our Equipment Financing and Leasing segment involves providing financing to commercial airlines. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft, with an average age of eight years.

    The Capital Finance business may be materially adversely affected by the challenges faced by the airline industry due to a combination of the terrorist attacks on September 11, 2001 and the current worldwide economic slowdown. Airlines face a number of increased costs, including higher insurance premiums and security costs, while also experiencing a reduction in demand. As a result of these circumstances, some airlines have taken aircraft out of service, sought to restructure their fixed costs, including their debt and lease payments, and sought protection from creditors in bankruptcy. Accordingly, we have experienced significant rental reductions or disruptions. Our portfolio could be materially adversely affected by these factors, resulting in, among other effects, declines in the value of aircraft, delays in payments on existing financings and reduced new business origination.

OUR POTENTIAL ACQUISITION OR DISPOSITION OF BUSINESSES OR ASSET PORTFOLIOS IN THE FUTURE MAY ADVERSELY IMPACT OUR BUSINESS.

    As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios. In addition, as we have done recently, we may dispose of non-strategic businesses or asset portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions could involve numerous additional risks, including: difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management's attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit-related risks arising from substantially different underwriting standards associated with those businesses or assets. In the event of future dispositions of our businesses or asset portfolios, there can be no assurance that we will receive adequate consideration for those businesses or assets at the time of their disposition or will be able to adequately replace the volume associated with the businesses or asset portfolios that we dispose of with higher-yielding businesses or asset portfolios having acceptable risk characteristics. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH A VARIETY OF FINANCING SOURCES FOR OUR CUSTOMERS.

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Our competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force.

    Competition from both traditional, competitors and new market entrants has intensified in recent years due to a strong economy, growing marketplace liquidity and increasing recognition of the attractiveness of the commercial finance markets. In addition, the rapid expansion of the securitization markets is dramatically reducing the difficulty in obtaining access to capital, which is the principal barrier to entry into these markets. This is further intensifying competition in certain market segments, including increasing competition from specialized securitization lenders which offer aggressive pricing terms.

    We compete primarily on the basis of pricing, terms and structure. Our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match our competitors' pricing, terms and structure in order to maintain interest margins and/or credit standards. To the extent that we match competitors' pricing, terms or structure, we may experience decreased interest margins and/or increased risk of credit losses. Many of our competitors are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than us and may have access to capital at a lower cost than us. Further, the size and access to capital of certain of our competitors are being enhanced by the continued consolidation activity in the commercial and investment banking industries.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

    Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Such regulation and supervision are primarily for the benefit and protection of our customers, and not for the benefit of investors, and could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

    The financial services industry is heavily regulated in many jurisdictions outside the United States. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

    Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that we will not be prohibited by state laws from raising interest rates above certain desired levels, any of which could materially adversely affect our business, financial condition or results of operations.

RISKS RELATED TO THE NOTES

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY FACTORS IN ADDITION TO CREDIT RATINGS.

    Any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes.

WE MAY CHOOSE TO REDEEM NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY LOW.

    If your notes will be redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

ANY SURVIVOR'S OPTION MAY BE LIMITED IN AMOUNT.

    We will have a discretionary right to limit the aggregate principal amount of notes subject to any Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for a desired amount will be permitted in any single calendar year.

THE NOTES MAY HAVE LIMITED OR NO LIQUIDITY.

    There is currently no secondary market for the notes, and there can be no assurance that a secondary market will develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes.

THE COVENANTS IN THE INDENTURE DO NOT REQUIRE US TO REPURCHASE OR REDEEM THE NOTES UPON A CHANGE IN CONTROL OF CIT OR OTHER EVENTS INVOLVING US THAT MAY AFFECT OUR CREDITWORTHINESS.

    The indenture does not require us to repurchase or redeem or otherwise modify the terms of the notes upon a change in control of CIT or other events involving CIT that may affect our creditworthiness. These events include:

     a consolidation, merger, sale of assets or other similar transaction;

     a change in control of CIT; or

     a highly leveraged transaction involving us whether or not involving a change in control.

    In addition, the covenants applicable to the notes do not prevent transactions like those described above from taking place. See 'Description of Debt Securities' in the prospectus.

                         DESCRIPTION OF CIT GROUP INC.

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across a wide variety of industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390. CIT is a corporation of perpetual duration and is governed under the laws of the State of Delaware. The original predecessor to CIT commenced operations on February 11, 1908. CIT was incorporated on March 12, 2001. We have developed a broad array of 'franchise' businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $4.5 billion of shareholder's equity at June 30, 2002.

    On July 8, 2002, our former parent company, Tyco International Ltd. ('Tyco'), completed a sale of 100% of CIT's outstanding common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor CIT Group Inc., a Nevada corporation (which is referred to in this prospectus supplement as CIT Group Inc. (Nevada)), was merged with and into its parent Tyco Capital Holding, Inc., and that combined entity was further merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

         SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CIT GROUP INC.

    On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination recorded under the 'push-down' method of accounting, resulting in a new basis of accounting for the 'successor' period beginning June 2, 2001. Information relating to all 'predecessor' periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the acquisition, we changed our fiscal year end from December 31 to September 30 to conform with that of Tyco.

    On September 30, 2001, we sold certain international subsidiaries that had assets of approximately $1.8 billion and liabilities of $1.5 billion to a non-U.S. subsidiary of Tyco for a promissory note equal to the net book value. Our earnings included the results of these subsidiaries through September 30, 2001. On February 11, 2002, CIT repurchased these international subsidiaries for a purchase price equal to the net book value. The financial information presented in this section includes the international subsidiaries repurchased from Tyco for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the transition period ended September 30, 2001.

    On July 8, 2002, Tyco completed a sale of 100% of CIT's common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor, CIT Group Inc. (Nevada), was merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

    The following tables set forth selected consolidated financial information regarding CIT's results of operations and balance sheets. The financial data at and for the nine months ended June 30, 2002 and 2001 were derived from the unaudited Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement. The financial data at September 30, 2001 and December 31, 2000, for the transition period ended September 30, 2001 and for each of the two years in the period ended December 31, 2000 were derived from the audited Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement. The financial data at December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999 were derived from audited financial statements that are not incorporated by reference in this prospectus supplement. To assist in the comparability of our financial results the financial information in the following tables combines the 'predecessor period' (January 1 through June 1, 2001) with the 'successor period' (June 2 through September 30, 2001) to present 'combined' results for the nine months ended September 30, 2001. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See 'Where You Can Find More Information' in the prospectus and 'Incorporation by Reference' in this prospectus supplement.

    Restatement -- CIT restated its Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an impairment of goodwill in accordance with Statement of Financial Accounting Standard ('SFAS') No. 142, 'Goodwill and Other Intangibles,' resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and
Note 6, 'Accounting Change -- Goodwill' in our Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended March 31, 2002, which is incorporated by reference into this prospectus supplement, for further information regarding the goodwill impairment.

    Our results of operations for the quarter ended June 30, 2002 reflect an additional $1,999.0 million goodwill impairment charge in accordance with SFAS No. 142, taking into account the initial public offering valuation of CIT relative to the book value of goodwill recorded in conjunction with our June 2001 acquisition by Tyco. We also took additional pre-tax charges of $260.0 million for the quarter ended June 30, 2002 related to our telecommunications portfolio, our Argentine portfolio and to bolster our general reserves. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which is incorporated by reference into this prospectus supplement, for further information regarding these charges and for the results for the quarter ended June 30, 2002.

                        NINE MONTHS   NINE MONTHS    NINE MONTHS
                           ENDED         ENDED          ENDED             YEARS ENDED DECEMBER 31,
                         JUNE 30,      JUNE 30,     SEPTEMBER 30,   -------------------------------------
                           2002          2001       2001(1)(2)(3)     2000     1999(4)     1998     1997
($ IN MILLIONS)            ----          ----       -------------     ----     -------     ----     ----
                        (SUCCESSOR)   (COMBINED)     (COMBINED)                 (PREDECESSOR)
RESULTS OF OPERATIONS
Net finance margin....   $1,291.7      $1,224.7       $1,318.8      $1,469.4   $  917.4   $804.8   $740.7
Provision for credit
  losses..............      665.6         298.8          332.5         255.2      110.3     99.4    113.7
Other revenue.........      723.3         550.7          572.6         912.0      350.8    255.4    247.8
Operating margin......    1,349.4       1,476.6        1,558.9       2,126.2    1,157.9    960.8    932.8(5)
Salaries and general
  operating
  expenses............      687.8         788.3          784.9       1,035.2      516.0    407.7    420.0
Goodwill
  amortization........         --          74.7           97.6          86.3       25.7     10.1      8.4
Goodwill impairment...    6,511.7(6)         --             --            --         --       --       --
Net (loss) income.....   (6,109.9)        312.6          333.8         611.6      389.4    338.8    310.1

                                                  (table continued on next page)

(table continued from previous page)

                                                                          AT DECEMBER 31,
                          AT JUNE 30,   AT SEPTEMBER 30,   ---------------------------------------------
                             2002        2001(1)(2)(3)       2000       1999(4)      1998       1997(8)
($ IN MILLIONS)              ----        -------------       ----       -------      ----       -------
                                   (SUCCESSOR)                             (PREDECESSOR)
BALANCE SHEET DATA
Total finance
  receivables...........   $27,925.4       $31,879.4       $33,497.5   $31,007.1   $19,856.0   $17,719.7
Reserve for credit
  losses................       808.9           492.9           468.5       446.9       263.7       235.6
Operating lease
  equipment, net........     6,689.7         6,402.8         7,190.6     6,125.9     2,774.1     1,905.6
Goodwill, net...........       384.4         6,547.5         1,964.6     1,850.5       216.5       134.6
Total assets............    41,336.7        51,090.1        48,689.8    45,081.1    24,303.1    20,464.1
Commercial paper........        34.0         8,869.2         9,063.5     8,974.0     6,144.1     5,559.6
Variable-rate bank
  credit facilities.....     8,534.2              --              --          --          --          --
Variable-rate senior
  notes.................     7,172.7         9,614.6        11,130.5     7,147.2     4,275.0     2,861.5
Fixed-rate senior
  notes.................    16,882.2        17,113.9        17,571.1    19,052.3     8,032.3     6,593.8
Subordinated fixed-rate
  notes.................          --           100.0           200.0       200.0       200.0       300.0
Company-obligated
  mandatorily redeemable
  preferred securities
  of subsidiary trust
  holding solely
  debentures of CIT.....       258.1           260.0           250.0       250.0       250.0       250.0
Shareholder's equity....     4,514.3        10,598.0         6,007.2     5,554.4     2,701.6     2,432.9
Tangible shareholder's
  equity................     4,129.9         4,028.5         4,042.6     3,703.9     2,485.1     2,298.3

---------

(1) In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

(2) On September 30, 2001, we sold certain international subsidiaries, which had assets of $1.8 billion and liabilities of $1.5 billion, to a non-U.S. subsidiary of Tyco for a note in the amount of the net book value of approximately $295 million. This sale did not affect earnings for the period ended September 30, 2001. On February 11, 2002, we repurchased the international subsidiaries that we had previously sold to an affiliate of Tyco for a purchase price equal to the net book value. The selected financial data includes these international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended September 30, 2001.

(3) Results of operations for the nine months ended September 30, 2001 (combined) include special charges incurred by the predecessor of $221.6 million ($158.0 million after tax). See Note 3 to the Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement.

(4) Includes results of operations of Newcourt Credit Group Inc. from the November 15, 1999 acquisition date.

(5) Includes a 1997 gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(6) During the quarter ended March 31, 2002, we recorded an initial estimate of goodwill impairment of $4.51 billion in accordance with SFAS No. 142, 'Goodwill and Other Intangible Assets.' The Company restated its Consolidated Financial Statements to reflect this impairment. During the quarter ended June 30, 2002, we recorded an additional $1,999.0 million goodwill impairment charge in accordance with SFAS No. 142 to reflect further impairment. These impairment charges are discussed further under 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained in CIT's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, which is incorporated by reference in this prospectus supplement.

                              AT OR FOR     AT OR FOR
                                 THE           THE       AT OR FOR THE
                             NINE MONTHS   NINE MONTHS    NINE MONTHS
                                ENDED         ENDED          ENDED          AT OR FOR THE YEARS ENDED DECEMBER 31,
                              JUNE 30,      JUNE 30,     SEPTEMBER 30,   ---------------------------------------------
                                2002          2001          2001(9)        2000        1999        1998        1997
($ IN MILLIONS)                 ----          ----          -------        ----        ----        ----        ----
                             (SUCCESSOR)   (COMBINED)     (COMBINED)                     (PREDECESSOR)
SELECTED DATA AND RATIOS
Net finance margin as a
  percentage of average
  earning assets
  ('AEA')(1)...............        4.75%         3.96%          4.34%         3.61%       3.59%       3.93%       4.06%
Ratio of earnings to fixed
  charges(3)...............         (4)          1.29x          1.37x(10)     1.39x       1.45x       1.49x       1.51x
OTHER OPERATING RATIOS
Salaries and general
  operating expenses
  (excluding goodwill
  amortization) as a
  percentage of average
  managed assets
  ('AMA')(5)...............        1.94%         2.03%          2.21%(10)     2.01%       1.75%       1.78%    2.11%(11)
Efficiency ratio (excluding
  goodwill
  amortization)(6).........        34.1%         44.4%          44.7%(10)     43.8%       41.3%       39.2%    40.8%(11)
CREDIT QUALITY
60+ days contractual
  delinquency as a
  percentage of finance
  receivables..............        3.69%         3.53%          3.46%         2.98%       2.71%       1.75%       1.67%
Net credit losses as a
  percentage of average
  finance receivables......        1.57%         1.14%          1.20%(10)     0.71%       0.42%       0.42%       0.59%
Reserve for credit losses
  as a percentage of
  finance receivables......        2.90%         1.50%          1.55%         1.40%       1.44%       1.33%       1.33%
Reserve for credit losses
  as a percentage of 60+
  days contractual
  delinquency..............        78.5%(12)     42.6%          44.7%         46.9%       53.3%       75.8%       79.4%
LEVERAGE
Total debt (net of
  overnight deposits) to
  tangible stockholders'
  equity(2)(7).............        7.07x         8.22x          8.20x         8.78x       8.75x       6.82x       5.99x
Tangible stockholders'
  equity(2) to managed
  assets(8)(9).............         9.2%          8.6%           8.5%          7.8%        7.7%       10.4%       11.4%
OTHER
Total managed
  assets(8)(9).............   $47,676.3     $51,087.9      $50,877.1     $54,900.9   $51,433.3   $26,216.3   $22,344.9
Employees..................       5,935         7,255          6,785         7,355       8,255       3,230       3,025

---------

 (1) 'AEA' means average earning assets which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

 (2) Tangible shareholder's equity excludes goodwill and other intangible assets.

 (3) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of CIT and one-third of rent expense which is deemed representative of an interest factor.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (4) Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included a non-cash, goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, 'Goodwill and Other Intangible Assets.' The ratio of earnings to fixed charges includes total fixed charges of $1,115.7 million and a loss before provision for income taxes of $5,862.4 million resulting in a total loss before provision for income taxes and fixed charges of ($4,746.7) million.

 (5) 'AMA' means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

 (6) Efficiency ratio is the ratio of salaries and general operating expenses to operating margin excluding the provision for credit losses.

 (7) Total debt excludes, and tangible shareholder's equity includes, CIT-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely our debentures.

 (8) 'Managed assets' are comprised of financing and leasing assets and finance receivables previously securitized and still managed by us.

 (9) Approximately $1.8 billion of international assets were sold to a subsidiary of Tyco on September 30, 2001, with no effect on earnings for the nine months ended September 30, 2001. We repurchased our international assets on February 11, 2002 at net book value. The selected financial data includes the international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended
     September 30, 2001.

(10) Excluding special charges of $221.6 million ($158.0 million after tax) for the nine months ended September 30, 2001,(i) the ratio of earnings to fixed charges would have been 1.51x, (ii) the salaries and general operating expenses as a percentage of AMA would have been 2.07%, (iii) the efficiency ratio would have been 40.2% and (iv) net credit losses as a percentage of average finance receivables would have been 0.87%.

(11) Excluding the gain of $58.0 million on the sale of an equity interest acquired in a loan workout and certain special expenses, for the year ended December 31, 1997, (i) salaries and general operating expenses as a percentage of AMA would have been 2.01% and (ii) the efficiency ratio would have been 41.1%.

(12) The June 30, 2002 percentage was 44.1% excluding provisions primarily related to certain telecommunications assets and Argentine exposures.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the notes to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts which we may use in connection with our business or which we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance bulk purchases of receivables and/or the acquisition of other finance-related businesses.

                        CAPITALIZATION OF CIT GROUP INC.

    The following table sets forth our capitalization as of June 30, 2002 on a pro forma basis (1) to reflect the issuance of 200,000,000 shares of our common stock in connection with the initial public offering of CIT's common stock completed on July 8, 2002 at a per share offering price of $23.00; (2) to reflect the issuance on July 15, 2002 of an additional 11,573,200 shares of CIT common stock pursuant to the exercise of an over-allotment option granted to the underwriters in the initial public offering at a per share offering price of $23.00 and (3) to reflect the issuance of 316,302 shares of restricted common stock to be issued to CIT officers and employees in substitution for Tyco restricted shares held by such persons.

    This table should be read in conjunction with 'Selected Consolidated Financial Information of CIT Group Inc.,' which is included elsewhere in this prospectus supplement.

                                                                      JUNE 30, 2002
                                                                      -------------
                                                                    (IN MILLIONS OF $)
Commercial paper............................................            $    34.0
Bank credit facilities......................................              8,534.2
Term debt...................................................             24,054.9
CIT obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of CIT
  ('Preferred Capital Securities')..........................                258.1
Stockholders' equity:
    Preferred stock, $0.01 par value, 100,000,000
      authorized; none issued and outstanding...............                   --
    Common stock, $0.01 par value, 600,000,000 authorized;
      211,889,502 issued and outstanding on an as adjusted
      basis.................................................                  2.1
    Additional paid in capital..............................             10,669.6
    Accumulated deficit.....................................             (5,857.5)
    Accumulated other comprehensive loss....................                (50.6)
                                                                        ---------
    Total stockholders' equity..............................              4,763.6
                                                                        ---------
Total capitalization........................................             37,644.8
Goodwill and other intangible assets, net...................               (384.4)
                                                                        ---------
Total tangible capitalization...............................            $37,260.4
                                                                        ---------
                                                                        ---------
Total tangible stockholders' equity.........................            $ 4,379.2
                                                                        ---------
                                                                        ---------

---------

* Excludes 15,541,432 shares of common stock that are subject to options granted to CIT officers, directors and employees concurrent with the initial public offering.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the headings 'Description of Debt Securities' in the prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below. Capitalized terms used but not defined below have the meanings given to them in the prospectus and in the indenture relating to the notes.

    The notes being offered by this prospectus supplement, the prospectus and the applicable pricing supplement will be issued under an indenture dated as of August 26, 2002 (the 'indenture'), among CIT Group Inc., Bank One Trust Company, N.A., as trustee (the 'trustee') and Bank One NA, London Branch, as London paying agent and London calculation agent. The indenture is more fully described in the prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $2,000,000,000. We may increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes.

    Notes issued in accordance with this prospectus supplement, the prospectus and the applicable pricing supplement will have the following general characteristics:

     the notes will be our direct unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding;

     the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months from its date of original issuance;

     each note will bear interest from its date of original issuance at a fixed rate per year;

     the notes will not be subject to any sinking fund; and

     the minimum denomination of the notes will be $1,000 (unless otherwise stated in the pricing supplement).

    In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

     the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

     the date on which the notes will be issued to the public;

     the stated maturity date of the notes;

     the rate per year at which the notes will bear interest;

     the interest payment frequency;

     the purchase price, Purchasing Agent's discount and net proceeds to us;

     whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the holder as described under ' -- Survivor's Option' on page S-24;

     if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment;

     any special U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes; and

     any other significant terms of the notes not inconsistent with the provisions of the indenture.

    We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

PAYMENT OF PRINCIPAL AND INTEREST

    Principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company ('DTC') and its participants as described under 'Registration and Settlement -- The Depository Trust Company' on page S-27. Payments in respect of any notes in certificated form will be made as described under 'Registration and Settlement -- Registration, Transfer and Payment of Certificated Notes' on page S-30.

    Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note's stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note's stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

    We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

INTEREST AND INTEREST RATES

    Each note will accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date.

    The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest which may be charged to a corporation is 25% per year simple interest. This limit does not apply to notes in a principal amount of U.S. $2,500,000 or more.

    Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

PAYMENT OF INTEREST

    Interest on the notes will be paid as follows:

     INTEREST PAYMENT FREQUENCY                       INTEREST PAYMENT DATES
Monthly..............................  Fifteenth day of each calendar month, beginning in the first calendar month following the month the
                                       note was issued.
Quarterly............................  Fifteenth day of every third month, beginning in the third calendar month following the month the note
                                       was issued.
Semi-annually........................  Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note
                                       was issued.
Annually.............................  Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the
                                       note was issued.

    The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note's stated maturity date or date of earlier redemption or repayment will be that particular date.

    'Business day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

REDEMPTION AND REPAYMENT

    Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

    If the pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 days' written notice to the holder of those notes.

    If the pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled 'Option to Elect Repayment.' Exercise of the repayment option by the holder of a note is irrevocable.

    Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore, other than the trustee under the indenture, DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See 'Registration and Settlement' on page S-27.

    To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

    The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

    We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder's duly authorized representative through exercise of the Survivor's Option described below. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

SURVIVOR'S OPTION

    The 'Survivor's Option' is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor's Option applies to those notes.

    If a note is entitled to a Survivor's Option, upon the valid exercise of the Survivor's Option and the proper tender of that note for repayment, we will, at our option, repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that note plus unpaid interest accrued to the date of repayment.

    To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

    The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

    The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

    We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

    An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor's Option is November 1, 2002, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on December 15, 2002, because the November 15, 2002 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

    With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

     a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment,
     (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

     if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership of such note;

     a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     if applicable, a properly executed assignment or endorsement;

     tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant's entitlement to payment; and

     any additional information the trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

    In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

    We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option applicable to the notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

    The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See 'Registration and Settlement' on page S-27.

    Forms for the exercise of the Survivor's Option may be obtained from the trustee at Bank One Trust Company, N.A., 1 Bank One Plaza, Chicago, Illinois, 60670, Attention: Corporate Trust.

    If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

MEETING OF NOTEHOLDERS

    The indenture contains provisions (which shall have effect as if incorporated in the notes) for calling meetings of the holders of the notes and other debt securities issued pursuant to the indenture to consider matters affecting their interests, including, without limitation, the modification of the terms of the notes or the waiver of any default under the terms of the notes or the indenture. CIT or the holders of at least 10% in aggregate principal amount of the notes then outstanding of any series or all series may request that the trustee call a meeting of the holders of the notes of that series or all series, respectively. The quorum for any meeting of the holders of the notes is the presence of the holders of notes who are entitled to vote in aggregate principal amount sufficient to take action upon the business for which such meeting was called. A resolution passed at a duly called and constituted meeting of debt securityholders will be binding on the holders of all debt securities issued pursuant to the indenture, whether or not they are present at the meeting.

REPLACEMENT OF NOTES

    If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and such security or indemnity as may be required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses (including counsel fees and expenses) associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

REOPENING OF ISSUE

    We may, from time to time, without the consent of existing noteholders, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date, except for the issue date, issue price and the first payment of interest. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

                          REGISTRATION AND SETTLEMENT

THE DEPOSITORY TRUST COMPANY

    All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited cases described below. Instead, we will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

    Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

    So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

    Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the global notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the notes.

    The following is based on information furnished by DTC:

    DTC will act as securities depositary for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such note.

    DTC, the world's largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's direct participants deposit with DTC.

    DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ('DTCC'). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

    Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

    To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

    Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    We will pay principal and or interest payments on the notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

    We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    A beneficial owner, or its authorized representative, shall give notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant's interest in the global note representing such notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC's records.

    DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

    The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we, the Purchasing Agent nor any agent takes any responsibility for its accuracy.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED NOTES

    We do not intend to issue certificated notes. If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Bank One Trust Company, N.A. to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

    We will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except the unrepaid portion of any note being repaid in part.

    We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain material U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a 'straddle' for tax purposes, persons whose functional currency is not the U.S. dollar, or persons who are not U.S. Holders. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term 'U.S. Holder' means a beneficial owner of a note that is for U.S. Federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or partnership (including an entity treated as a corporation or partnership for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations), (3) an estate whose income is subject to U.S. federal income tax regardless of its source, (4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a U.S. trade or business. Notwithstanding the preceding clause (4), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.

PAYMENTS OF INTEREST

    Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

ORIGINAL ISSUE DISCOUNT

    The following summary is a general discussion of the material U.S. Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ('original issue discount notes'). The following summary is based upon Treasury regulations (the 'OID Regulations') released by the Internal Revenue Service ('IRS') under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the 'Code').

    For U.S. Federal income tax purposes, original issue discount is the excess of the stated redemption price at the stated maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its stated maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to stated maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than 'qualified stated interest' payments. The term 'qualified stated interest' generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any 'true' discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then all or a portion of the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an original issue discount note having a maturity upon issuance of more than one year must include original issue discount in income as ordinary interest for U.S. Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an original issue discount note is the sum of the daily portions of original issue discount with respect to such original issue discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such original issue discount note. The 'daily portion' of original issue discount on any original issue discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An 'accrual period' may be of any length and the accrual periods may vary in length over the term of the original issue discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of the original issue discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (2) the amount of any qualified stated interest payments allocable to such accrual period. The 'adjusted issue price' of an original issue discount note at the beginning of any accrual period is the sum of the issue price of the original issue discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the original issue discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the original issue discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the original issue discount note at an 'acquisition premium.' Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such original issue discount note for any taxable year (or portion thereof in which the U.S. Holder holds the original issue discount note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Certain of the notes (1) may be redeemable at our option prior to their stated maturity (a 'call option') and/or (2) may be repayable at the option of the holder prior to their stated maturity (a 'put option'). Notes containing such features (including the Survivor's Option) may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. U.S. Holders should consult with their own tax advisors about this election.

SHORT-TERM NOTES

    Notes that have a fixed maturity of one year or less ('short-term notes') will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to include accrued original issue discount with respect to a short-term note in such U.S. Holder's income currently unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

MARKET DISCOUNT

    If a U.S. Holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a 'market discount,' unless such market discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the U.S. Holder elects to accrue market discount on the constant interest method.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

PREMIUM

    If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with 'amortizable bond premium' equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

DISPOSITION OF A NOTE

    Upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

    If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition may be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted basis, determined immediately before the pro rata prepayment, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of U.S. Federal income tax at the applicable rate may apply to payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to registered owners who are not 'exempt recipients' and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. The backup withholding rate is 30% (subject to periodic reductions through 2006). Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. Federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

    A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

    A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as 'ERISA') should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

    In addition, ERISA and the Code prohibit certain transactions (referred to as 'prohibited transactions') involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an 'ERISA plan'), on the one hand, and persons who have certain specified relationships to the plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

    By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require 'correction' and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

    If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

                              PLAN OF DISTRIBUTION

    Under the terms of the selling agent agreement, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the selling agent agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from 0.2% to 3.0% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

    Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price

(in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

    We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

    Each agent, including the Purchasing Agent, may be deemed to be an 'underwriter' within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

    No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See 'Registration and Settlement' on page S-27.

    In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

    The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the notes offered will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York. Certain legal matters in connection with the notes will be passed upon for the agents by Wilmer, Cutler & Pickering, Washington, D.C.

                           OTHER GENERAL INFORMATION

    The notes, the indenture, and the selling agent agreement are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

    This prospectus supplement and the prospectus may be used only for the purposes for which they were published. This prospectus supplement and the prospectus together represent an offer to sell the notes but only under circumstances and in jurisdictions where it is lawful to do so.

    We will identify in the applicable pricing supplement whether the notes have been accepted for clearance through the DTC. The CUSIP or the identification number for any other relevant clearing system for each series of notes will be set out in the relevant pricing supplement.

PROSPECTUS

                                  [CIT LOGO]

                                 CIT GROUP INC.
                                DEBT SECURITIES

                              -------------------

    We may issue up to an aggregate of $11,478,000,000 of debt securities in one or more series with the same or different terms.

    When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated by reference in this prospectus. BEFORE YOU MAKE YOUR INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DESCRIBING THE SPECIFIC TERMS OF ANY OFFERING, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING 'WHERE YOU CAN FIND MORE INFORMATION.'

    These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

    The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 13, 2002

                     TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CIT GROUP INC...............................................    3

RATIOS OF EARNINGS TO FIXED CHARGES.........................   14

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   15

USE OF PROCEEDS.............................................   16

DESCRIPTION OF DEBT SECURITIES..............................   17

PLAN OF DISTRIBUTION........................................   23

EXPERTS.....................................................   24

LEGAL OPINIONS..............................................   25

WHERE YOU CAN FIND MORE INFORMATION.........................   25

                                 CIT GROUP INC.

GENERAL

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across a wide variety of industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations.

    We commenced operations in 1908 and have developed a broad array of 'franchise' businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $4.5 billion of shareholder's equity at June 30, 2002.

    On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco International Ltd. ('Tyco'), a diversified manufacturing and service company, in a purchase business combination recorded under the 'push-down' method of accounting, resulting in a new basis of accounting for the 'successor' period beginning June 2, 2001. Information relating to all 'predecessor' periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the acquisition, we changed our fiscal year end from December 31 to September 30 to conform with that of Tyco. On September 30, 2001, we sold certain international subsidiaries that had assets of approximately
$1.8 billion and liabilities of $1.5 billion to a non-U.S. subsidiary of Tyco for a promissory note equal to the net book value. Our earnings included the results of these subsidiaries through September 30, 2001. On February 11, 2002, CIT repurchased these international subsidiaries for a purchase price equal to the net book value. The financial information presented in this section includes the international subsidiaries repurchased from Tyco for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the transition period ended September 30, 2001.

    On July 8, 2002, Tyco completed a sale of 100% of CIT's common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor CIT Group Inc., a Nevada corporation (which is referred to in this prospectus as CIT Group Inc. (Nevada)) was merged with and into its parent Tyco Capital Holding, Inc., and that combined entity was further merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

    We have divested over $5 billion of non-core, less profitable assets and reduced annual operating expenses by $150 million over the last year. These improvements will allow us to continue to effectively execute our strategy across our broad range of businesses.

    The financial data in this section reflects the four business segments that comprise CIT, as follows:

     Equipment Financing and Leasing

     Specialty Finance

     Commercial Finance

     Structured Finance

    We conduct our operations through strategic business units that market products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers and markets. Our business segments are described in greater detail below.

    We offer commercial lending and leasing in all four of the segments, providing a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including: manufacturing, retailing, transportation, aerospace, construction, technology, communication and various service-related industries. The secured lending, leasing and factoring products of our operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Consumer lending is conducted in our Specialty Finance segment and consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents.

    Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. In connection with our separation from Tyco, we entered into a financial services cooperation agreement with Tyco under which we may have the opportunity to offer financing and other services to Tyco and Tyco customers. In addition, our strategic business units jointly structure certain transactions and refer or cross-sell transactions to other CIT units to best meet our customers' overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, we purchase finance receivables in bulk to supplement our originations and sell select finance receivables and equipment under operating leases for risk and other balance sheet management purposes, or to improve profitability.

EQUIPMENT FINANCING AND LEASING SEGMENT

    Our Equipment Financing and Leasing operations had total financing and leasing assets of $14.5 billion at June 30, 2002, representing 40.6% of total financing and leasing assets, and managed assets were $19.2 billion, or 40.2% of total managed assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

     Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily in manufacturing, construction, transportation, food services/stores and other industries.

     Capital Finance offers secured equipment financing and leasing by directly marketing customized transactions of commercial aircraft and rail equipment.

    Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and re-marketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enables them to effectively manage residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft, and recertify such aircraft with appropriate authorities. We manage the equipment, the residual value, and the risk of equipment remaining idle for extended periods of time and, where appropriate, we locate alternative equipment users or purchasers.

    The following table sets forth the managed assets of our Equipment Financing and Leasing segment at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                           DECEMBER 31,
                                               JUNE 30,    SEPTEMBER 30,   ---------------------------------------------
EQUIPMENT FINANCING AND LEASING                  2002          2001          2000        1999        1998        1997
-------------------------------                  ----          ----          ----        ----        ----        ----
                                                      (SUCCESSOR)                          (PREDECESSOR)
Finance receivables..........................  $ 9,418.4     $11,555.0     $14,202.7   $12,999.6   $10,592.9   $ 9,804.1
Operating lease equipment, net...............    5,081.0       4,554.1       5,875.3     4,017.1     2,774.1     1,905.6
                                               ---------     ---------     ---------   ---------   ---------   ---------
   Total financing and leasing assets........   14,499.4      16,109.1      20,078.0    17,016.7    13,367.0    11,709.7
Finance receivables previously securitized
 and still managed by us.....................    4,658.2       4,464.8       6,387.2     2,189.4          --          --
                                               ---------     ---------     ---------   ---------   ---------   ---------
Total managed assets.........................  $19,157.6     $20,573.9     $26,465.2   $19,206.1   $13,367.0   $11,709.7
                                               ---------     ---------     ---------   ---------   ---------   ---------
                                               ---------     ---------     ---------   ---------   ---------   ---------

    During the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance to better align marketing and risk management efforts, to further improve operating efficiencies and to implement a more uniform North American business strategy.

EQUIPMENT FINANCING

    Equipment Financing had total financing and leasing assets of $8.7 billion at June 30, 2002, representing 24.4% of our total financing and leasing assets, and managed assets were $13.4 billion, or 28.0% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities. In connection with our acquisition by Tyco, in fiscal 2002 Equipment Financing ceased origination of, and placed in liquidation status, the trucking and franchise finance portfolios. The portfolios approximated
$0.9 billion at June 30, 2002.

    Equipment Financing is a diversified, middle-market, secured equipment lender with a global presence and strong North American marketing coverage. At June 30, 2002, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Small Business Lending group is the number one provider of Small Business Administration loans in the United States, based on dollar amount of SBA loan authorizations.

    Products are originated through direct calling on customers and through relationships with manufacturers, dealers, distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

    The following table sets forth the managed assets of Equipment Financing at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). Both the increase in assets during 2000 and the decrease in assets in 2001 resulted primarily from asset transfers between Specialty Finance and Equipment Financing.

                                                                                            DECEMBER 31,
                                                 JUNE 30,    SEPTEMBER 30,   -------------------------------------------
EQUIPMENT FINANCING                                2002          2001          2000        1999        1998       1997
-------------------                                ----          ----          ----        ----        ----       ----
                                                        (SUCCESSOR)                         (PREDECESSOR)
Finance receivables............................  $ 7,888.2     $ 9,782.0     $12,153.7   $10,899.3   $8,497.6   $7,403.4
Operating lease equipment, net.................      818.6       1,281.7       2,280.7     1,066.2      765.1      623.8
                                                 ---------     ---------     ---------   ---------   --------   --------
Total financing and leasing assets.............    8,706.8      11,063.7      14,434.4    11,965.5    9,262.7    8,027.2
Finance receivables previously securitized and
 still managed by us...........................    4,658.2       4,464.8       6,387.2     2,189.4         --         --
                                                 ---------     ---------     ---------   ---------   --------   --------
Total managed assets...........................  $13,365.0     $15,528.5     $20,821.6   $14,154.9   $9,262.7   $8,027.2
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                 ---------     ---------     ---------   ---------   --------   --------

CAPITAL FINANCE

    Capital Finance had financing and leasing assets of $5.8 billion at June 30, 2002, which represented 16.2% of our total financing and leasing assets and 12.2% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, and sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.

    Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft and an average age of approximately eight years. Capital Finance has developed strong direct relationships with most major airlines and major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business. As of June 30, 2002, remaining commitments to purchase aircraft from both Airbus Industrie and The Boeing Company totaled 94 units at an approximate value of $4.4 billion, including options to purchase additional units. Additionally, in some cases CIT has the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place through 2006. As of June 30, 2002, all delivered aircraft have been placed in service. Remaining deliveries for calendar years 2002 and 2003 are 5 and 19, respectively, of which all 2002 and eight 2003 deliveries have customers in place as of June 30, 2002.

    Capital Finance has over 25 years of experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on railroads and rail shippers in the United States. The Capital Finance rail portfolio includes loans and/or leases to all of the U.S. and Canadian Class I railroads (which are railroads with annual revenues of at least $250 million) and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts.

    The following table sets forth the financing and leasing assets of Capital Finance at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                             DECEMBER 31,
                                                    JUNE 30,   SEPTEMBER 30,   -----------------------------------------
CAPITAL FINANCE                                       2002         2001          2000       1999       1998       1997
---------------                                       ----         ----          ----       ----       ----       ----
                                                          (SUCCESSOR)                        (PREDECESSOR)
Finance receivables...............................  $1,530.2     $1,773.0      $2,049.0   $2,100.3   $2,095.3   $2,400.7
Operating lease equipment, net....................   4,262.4      3,272.4       3,594.6    2,950.9    2,009.0    1,281.8
                                                    --------     --------      --------   --------   --------   --------
Total financing and leasing assets................  $5,792.6     $5,045.4      $5,643.6   $5,051.2   $4,104.3   $3,682.5
                                                    --------     --------      --------   --------   --------   --------
                                                    --------     --------      --------   --------   --------   --------

SPECIALTY FINANCE SEGMENT

    The Specialty Finance segment is the combination of the former Vendor Technology Finance and Consumer segments, which were consolidated during the second quarter of 2001, consistent with how activities are reported internally to management. Specialty Finance assets include certain small ticket commercial financing and leasing assets, vendor programs and consumer home equity. At
June 30, 2002, the Specialty Finance financing and leasing assets totaled
$10.0 billion, representing 28.0% of total financing, and leasing assets and managed assets were $17.3 billion, representing 36.3% of total managed assets. As part of our review of non-strategic businesses, in fiscal 2001 we sold approximately $1.4 billion of our manufactured housing loan portfolio and we are liquidating the remaining assets. We also exited the recreational vehicle finance receivables origination market and placed the existing portfolio in liquidation status. In October 2001, we sold approximately $700 million of this liquidating portfolio. The primary focus of the consumer business is home equity lending. As part of an ongoing strategy to maximize the value of its origination network and to improve overall profitability, Specialty Finance sells individual loans and portfolios of loans to banks, thrifts and other originators of consumer loans.

    Specialty Finance forms relationships with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs. These alliances allow CIT's vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. As part of these programs, we offer credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products and enhanced sales tools to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. Higher level partnership programs provide integration with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. Specialty Finance has significant vendor programs in information technology and telecommunications equipment and serves many other industries through its global network.

    These vendor alliances feature traditional vendor finance programs, joint ventures, profit sharing and other transaction structures entered into with large, sales-oriented corporate vendor partners. In the case of joint ventures, Specialty Finance and the vendor combine sales and financing activities through a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. Additionally, Specialty Finance generally purchases finance receivables originated by the joint venture entities. Specialty Finance also utilizes 'virtual joint ventures,' whereby the assets are originated on Specialty Finance's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for Specialty Finance. New vendor alliance business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

    The home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. This unit primarily originates, purchases and services loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Specialty Finance primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdgeSM using proprietary systems. Through experienced lending professionals and automation, Specialty Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

    Consumer contract servicing for securitization trusts and other third parties is provided through a centralized Asset Service Center. Our Asset Service Center centrally services and collects substantially all of our consumer receivables, including loans originated or purchased by our Specialty Finance segment, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by our Specialty Finance segment for a fee on a 'contract' basis. These third-party portfolios totaled $3.1 billion at June 30, 2002.

    Commercial assets are serviced via our several centers in the United States, Canada and internationally. During the nine months ended June 30, 2002, Specialty Finance closed selected service centers in North America and Europe.

    The following table sets forth the managed assets of our Specialty Finance segment at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). The reduction in financing and leasing assets during 2001 reflects the disposition (or partial disposition) of non-strategic businesses, including the United Kingdom dealer business and manufactured housing loans.

                                                                                            DECEMBER 31,
                                                 JUNE 30,    SEPTEMBER 30,   -------------------------------------------
SPECIALTY FINANCE                                  2002          2001          2000        1999        1998       1997
-----------------                                  ----          ----          ----        ----        ----       ----
                                                        (SUCCESSOR)                         (PREDECESSOR)
Finance receivables
   Commercial..................................  $ 6,371.6     $ 6,791.6     $ 6,864.5   $ 7,488.9   $     --   $     --
   Home Equity.................................    1,241.0       2,760.2       2,451.7     2,215.4    2,244.4    1,992.3
   Liquidating Portfolios
      Recreational vehicles(1).................       20.8         742.6         648.0       361.2      744.0      501.9
      Manufactured housing.....................      637.5         470.9       1,802.1     1,666.9    1,417.5    1,125.7
      Other(2).................................      191.9         229.7         298.2       462.8      848.4      313.1
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                     850.2       1,443.2       2,748.3     2,490.9    3,009.9    1,940.7
Operating lease equipment, net.................    1,546.9       1,796.1       1,256.5     2,108.8         --         --
                                                 ---------     ---------     ---------   ---------   --------   --------
Total financing and leasing assets(3)..........   10,009.7      12,791.1      13,321.0    14,304.0    5,254.3    3,933.0
Finance receivables previously securitized and
 still managed by us...........................    7,309.7       5,683.1       4,729.1     8,849.9    2,516.9    2,385.6
                                                 ---------     ---------     ---------   ---------   --------   --------
Total managed assets...........................  $17,319.4     $18,474.2     $18,050.1   $23,153.9   $7,771.2   $6,318.6
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                 ---------     ---------     ---------   ---------   --------   --------

---------

(1) In October 2001, we sold approximately $700 million of recreational vehicle finance receivables.

(2) Balances include recreational boat and wholesale loan product lines exited in 1999.

(3) Prior year balances have been conformed to include our former Vendor Technology and Consumer segments.

    As previously discussed, during the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance and are reflected in the table above.

COMMERCIAL FINANCE SEGMENT

    At June 30, 2002, the financing and leasing assets of our Commercial Finance segment totaled $8.2 billion, representing 22.9% of total financing and leasing assets and 17.2% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

     Commercial Services provides traditional secured commercial financing, as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings and other industries.

     Business Credit provides traditional secured commercial financing to a full range of borrowers from small to larger-sized companies for working capital business expansion and turnaround needs.

    The following table sets forth the financing and leasing assets of Commercial Finance at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                             DECEMBER 31,
                                                    JUNE 30,   SEPTEMBER 30,   -----------------------------------------
COMMERCIAL FINANCE                                    2002         2001          2000       1999       1998       1997
------------------                                    ----         ----          ----       ----       ----       ----
                                                          (SUCCESSOR)                        (PREDECESSOR)
Commercial Services...............................  $4,536.4     $5,112.2      $4,277.9   $4,165.1   $2,481.8   $2,113.1
Business Credit...................................   3,644.1      3,544.9       3,415.8    2,837.0    2,514.4    2,137.7
                                                    --------     --------      --------   --------   --------   --------
   Total financing and leasing assets.............   8,180.5      8,657.1       7,693.7    7,002.1    4,996.2    4,250.8
   Total receivables securitized and still managed
    by us.........................................        --           --            --         --         --         --
                                                    --------     --------      --------   --------   --------   --------
   Total managed assets...........................  $8,180.5     $8,657.1      $7,693.7   $7,002.1   $4,996.2   $4,250.8
                                                    --------     --------      --------   --------   --------   --------
                                                    --------     --------      --------   --------   --------   --------

    In 1999, Commercial Services acquired two domestic factoring businesses, which added in excess of $1.5 billion in financing and leasing assets.

Commercial Services

    Commercial Services had total financing and leasing assets of $4.5 billion at June 30, 2002, which represented 12.7% of our total financing and leasing assets and 9.5% of managed assets. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs. Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources.

    Financing is provided to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as 'factoring' and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services 'factors' (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ('credit balances of factoring clients'). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

    Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increas,1.ing sales and improving management information. Further, with the TotalSource'sm' product, clients can outsource bookkeeping, collection and other receivable processing activities. These services are attractive to industries outside the typical factoring markets, providing growth opportunities for Commercial Services.

Business Credit

    Financing and leasing assets of Business Credit totaled $3.6 billion at June 30, 2002 and represented 10.2% of our total financing and leasing assets and 7.7% of managed assets. Business Credit offers revolving and terloans larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession financing, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders,g4..

    Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations that are otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis d on published indexes, such as LIBOR or a prime rate of interest.

    Business is originated through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

STRUCTURED FINANCE SEGMENT

    Structured Finance had financing and leasing assets of $3.0 billion, comprising 8.5% of our total financing and leasing assets and 6.3% of managed assets at June 30, 2002. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves.

    Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

    Structured Finance continues to arrange transaction financing and participate in merger and acquisition transactions and has venture capital equity investments, totaling $362.5 million at June 30, 2002, in emerging growth enterprises in selected industries, including information technology, communications, life science and consumer products, as well as investments in private equity funds. The portfolio composition is approximately 55% direct investments and 45% venture capital funds. We do not plan to invest in new venture capital funds or make additional direct investments beyond existing commitments.

    The following table sets forth the financing and leasing assets of Structured Finance at June 30, 2002, September 30, 2001 and December 31, 2000 and 1999 ($ in millions).

                                                                                   DECEMBER 31,
                                                     JUNE 30,   SEPTEMBER 30,   -------------------
STRUCTURED FINANCE                                     2002         2001          2000       1999
------------------                                     ----         ----          ----       ----
                                                           (SUCCESSOR)             (PREDECESSOR)
Finance receivables................................  $2,594.5     $2,777.1      $2,347.3   $1,933.9
Operating lease equipment, net.....................      61.8         52.6          58.8         --
Other -- Equity Investments........................     362.5        342.2         285.8      137.3
                                                     --------     --------      --------   --------
    Total financing and leasing assets.............  $3,018.8     $3,171.9      $2,691.9   $2,071.2
                                                     --------     --------      --------   --------
                                                     --------     --------      --------   --------

SECURITIZATION PROGRAM

    We fund most of our assets on balance sheet by accessing various sectors of the capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Current products included in these programs include receivables and leases secured by equipment, consumer loans secured by recreational vehicles and residential real estate and accounts receivable of factoring clients. During the nine months ended June 30, 2002, we securitized $6.7 billion of financing and leasing assets. The balance of finance receivables securitized at June 30, 2002 was $12.0 billion or 25.1% of our total managed assets.

    Under a typical asset-backed securitization, we sell a 'pool' of secured loans or leases to a special-purpose entity, generally a trust. The special-purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain 'residual' cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit-related disbursements). At the date of securitization, we estimate the 'residual' cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and typically recognize a gain.

    In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them quarterly for impairment based upon estimated fair values. These reviews are performed on a disaggregated basis. Fair values of retained interests are estimated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. During the nine months ended June 30, 2002, we recorded securitization gains of $119.8 million on $6.7 billion of financing and leasing assets securitized. During the same period in 2001, we recorded securitization gains of $112.7 million on $3.6 billion of financing and leasing assets securitized. The increased securitization volume in 2002 reflects the increased use of securitizations during the current period following the disruption to our funding base. Our retained interests had a carrying value at June 30, 2002 of $1,350.2 million, including interests in equipment securitized assets of $1,141.5 million and consumer securitized assets of $208.7 million. Retained interests are subject to credit and prepayment risk. Our interests relating to commercial securitized assets are generally subject to lower prepayment risk because of the contractual terms of the underlying receivables. These assets are subject to the same credit granting and monitoring processes.

COMPETITION

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks with global reach have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity, although, during 2001, the economy slowed and marketplace liquidity tightened. The markets for most of our products are characterized by a large number of competitors, although there continues to be consolidation in the industry. However, with respect to some of our products, competition is more concentrated.

    We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

    Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries will be affected by demand for such industry's services and products and by industry regulations.

REGULATION

    Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things,
(i) regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions, (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices, (vii) prohibit discrimination in the extension of credit and administration of loans, and (viii) regulate the use and reporting of information related to a borrower's credit experience. In addition to the foregoing, CIT OnLine Bank, a Utah industrial loan corporation wholly owned by CIT, is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions.

EMPLOYEES

    CIT employed approximately 5,935 people at June 30, 2002, of which approximately 4,495 were employed in the United States and 1,440 were outside the United States.

FACILITIES

    CIT conducts its operations in the United States, Canada, Europe, Latin America, Australia and the Asia-Pacific region. At June 30, 2002, CIT occupied approximately 2.6 million square feet of office space, substantially all of which was leased.

LEGAL PROCEEDINGS

    We are a defendant in various lawsuits arising in the ordinary course of our business. We aggressively manage our litigation and evaluate appropriate responses to our lawsuits in light of a number of factors, including the potential impact of the actions on the conduct of our operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on our financial condition, liquidity or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have a material adverse effect.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of CIT for each of the periods indicated.

                             NINE MONTHS
                           ENDED JUNE 30,        NINE MONTHS ENDED         YEARS ENDED DECEMBER 31,
                       -----------------------     SEPTEMBER 30,     -------------------------------------
                          2002         2001            2001          2000    1999    1998    1997    1996
                          ----         ----      -----------------   ----    ----    ----    ----    ----
                                    (COMBINED)      (COMBINED)
Ratios of Earnings to
  Fixed Charges            (1)        1.29x            1.37x         1.39x   1.45x   1.49x   1.51x   1.49x

    We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT and one-third of rent expense which is deemed representative of an interest factor.

(1) Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included total non-cash, estimated goodwill impairment charges of $6,511.7 million in accordance with SFAS 142, 'Goodwill and Other Intangible Assets.' The ratio of earnings to fixed charges includes total fixed charges of $1,115.7 million and a loss before provision for income taxes of $5,862.4 million resulting in a total loss before provision for income taxes and fixed charges of ($4,746.7) million.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus and the documents incorporated by reference are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words 'anticipate,' 'believe,' 'expect,' 'estimate' and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the SEC or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

     our liquidity risk management,

     our credit risk management,

     our asset/liability risk management,

     our capital, leverage and credit ratings,

     our operational and legal risks,

     how we may be affected by legal proceedings, and

     our relationship with Tyco following the separation.

    All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management's estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

     risks associated with transactions involving foreign currencies,

     continued weakness in the telecommunications industry,

     changes in our credit ratings,

     risks of economic slowdown, downturn or recession,

     industry cycles and trends,

     risks inherent in changes in market interest rates,

     funding opportunities and borrowing costs,

     changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets,

     uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,

     adequacy of reserves for credit losses,

     risks associated with the value and recoverability of leased equipment and lease residual values,

     changes in regulations governing our business and operations or permissible activities, changes in competitive factors, and future acquisitions and dispositions of businesses or asset portfolios.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of any debt securities offered under this prospectus to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts that we may use in connection with our business or that we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities offered by this prospectus will be unsecured obligations of CIT and will be either senior debt or senior subordinated debt. Senior debt will be issued under a senior debt indenture. Senior subordinated debt will be issued under a senior subordinated debt indenture. The senior debt indenture and the senior subordinated debt indenture are sometimes referred to in this prospectus individually as an 'indenture' and collectively as the 'indentures.' We have filed forms of the global senior indenture and subordinated indenture as exhibits to the registration statement on Form S-3 (No. 333-98743) under the Securities Act of 1933, of which this prospectus is a part. The terms of the indentures are also governed by the applicable provisions of the Trust Indenture Act of 1939.

    The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CIT or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, these sections or defined terms are incorporated into this prospectus by reference and the statements in this prospectus are qualified by that reference.

GENERAL

    The indentures provide that any debt securities that we issue will be issued in fully registered form. We may issue the debt securities in one or more separate series of senior or senior subordinated securities. Debt securities in a particular series may have different maturities or different purchase prices. (See Section 2.01 of the indentures).

    The debt securities that we issue will constitute either 'superior indebtedness' or 'senior subordinated indebtedness,' as those terms are defined below. From time to time, we may issue senior debt securities or 'senior securities,' in one or more separate series of debt securities. We will issue each series of senior securities under separate indentures, each substantially in the form of a global senior indenture filed with the SEC. We will enter into each senior indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as a 'senior trustee.'

    From time to time, we may also issue senior subordinated debt securities as one or more separate series of debt securities. We will issue each series of senior subordinated securities under one or more separate indentures, each substantially in the form of a senior subordinated global indenture filed with the SEC. We will enter into each senior subordinated indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as 'senior subordinated trustee.'

    Limitations on Indebtedness. The terms of the senior indentures do not limit the amount of debt securities or other unsecured superior indebtedness that we may issue. The terms of the senior indentures also do not limit the amount of subordinated debt, secured or unsecured, that we may issue. The terms of some of the senior subordinated indentures may limit the amount of debt securities or other unsecured senior subordinated indebtedness that we may issue or limit the amount of junior subordinated indebtedness that we may issue. For a description of these limitations, see 'Description of Debt Securities -- Restrictive Provisions and Covenants' on pages 17-18. At June 30, 2002, there was no senior subordinated indebtedness issued and outstanding. At June 30, 2002, under the most restrictive provisions of the senior subordinated indentures, we could issue up to approximately $4.5 billion of additional senior subordinated indebtedness.

    Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount, which may be substantial, below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

    Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

     title, designation, total principal amount and authorized denominations;

     percentage of principal amount at which debt securities will be issued;

     maturity date or dates;

     interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates and any original issue discount;

     payment dates for interest and principal and the provisions for accrual of interest;

     provisions for any sinking, purchase or other comparable fund;

     any redemption terms;

     designation of the place where registered holders of debt securities may be paid or may transfer or redeem debt securities;

     designation of any foreign currency, including composite currencies, in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect to be paid in a different currency than the currency of the debt securities;

     any index that may be used to determine the amounts of principal, interest or any other payment due on the debt securities; and

     designation of the debt securities as senior securities or senior subordinated securities. (See Section 2.01 of the indentures).

    Payment. Unless otherwise specified in the prospectus supplement, we will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See
Section 2.04 of the indentures).

    Transfer of Debt Securities. A registered holder of debt securities or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities, but we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the indentures).

    Certain Defined Terms. 'Indebtedness' in the definition of the terms 'superior indebtedness,' 'senior subordinated indebtedness,' and 'junior subordinated indebtedness' means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

    'Superior indebtedness' means all of our indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The senior securities will constitute superior indebtedness.

    'Senior subordinated indebtedness' means all of our indebtedness that is subordinate only to superior indebtedness. The senior subordinated securities will constitute senior subordinated indebtedness.

    'Junior subordinated indebtedness' means all indebtedness of CIT that is subordinate to both superior indebtedness and senior subordinated indebtedness.

SENIOR SECURITIES

    The senior securities will be direct, unsecured obligations of CIT. Senior securities will constitute superior indebtedness issued with equal priority to the other superior indebtedness. At June 30, 2002, CIT Group Inc.'s consolidated unaudited balance sheet reflected approximately $24.1 billion of outstanding superior indebtedness.

    The senior securities will be senior to all senior subordinated indebtedness, including the senior subordinated securities. At June 30, 2002, CIT Group Inc.'s consolidated balance sheet reflected no outstanding senior subordinated indebtedness and no outstanding junior subordinated indebtedness.

SENIOR SUBORDINATED SECURITIES

    The senior subordinated securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any and interest on the senior subordinated securities only after the prior payment in full of all superior indebtedness of CIT, including the senior securities.

    In the event of any insolvency, bankruptcy or similar proceedings, the holders of superior indebtedness will be paid in full before any payment is made on the senior subordinated securities. An event of default under or acceleration of superior indebtedness does not in itself trigger the payment subordination provisions applicable to senior subordinated securities. However, if the senior subordinated securities are declared due and payable before maturity due to a default, the holders of the senior subordinated securities will be entitled to payment only after superior indebtedness is paid in full.

    Due to these subordination provisions, if we become insolvent, the holders of superior indebtedness may recover a higher percentage of their investment than the holders of the senior subordinated securities. We intend that any senior subordinated securities will be in all respects equal in right of payment with the other senior subordinated indebtedness, including CIT's outstanding senior subordinated securities. We also intend that all senior subordinated securities will be superior in right of payment to all junior subordinated indebtedness and to all outstanding capital stock.

RESTRICTIVE PROVISIONS AND COVENANTS

    Negative Pledge. Generally, the indentures do not limit the amount of other securities that we or our subsidiaries may issue. But each indenture contains a provision, the 'Negative Pledge,' that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, subject to certain exceptions. (See Section 6.04 of the indentures).

    Under the terms of the Negative Pledge, we are permitted to create the following liens:

     liens in favor of any of our subsidiaries;

     purchase money liens;

     liens existing at the time of any acquisition that we may make;

     liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

     liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

     liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

     arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

     liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

     consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

     liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

     liens on property or assets financed through tax-exempt municipal obligations;

     liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

     liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

(See Section 6.04 of the indentures for the provisions of the Negative Pledge).

    In addition, in the senior subordinated indentures, we have agreed not to permit:

     the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

     the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings). Under the more restrictive of these tests, as of June 30, 2002, we could issue up to approximately $6.5 billion of additional senior subordinated indebtedness.

(See senior subordinated indenture Section 6.05).

    Restrictions on Mergers and Asset Sales. Subject to the provisions of the Negative Pledge, the indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the indentures. Similarly, if we were to sell our assets as or substantially as, an entirety to another party, the purchaser must also assume our obligations under the indentures. (See Section 15.01 of the senior indenture, Section 16.01 of the senior subordinated indenture).

    The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Section 6.06 of the senior indenture, Section 6.07 of the senior subordinated indenture).

    Other than these restrictions, the indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

MODIFICATION OF INDENTURE

    Each indenture contains provisions permitting us and the trustee to amend, modify or supplement the indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

    Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

     extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest or reducing any other payment due under that series of debt security; or

     reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security.

    The rights, duties or immunities of the trustee cannot be modified without the consent of the trustee.

(See Section 14.02 of the indentures).

COMPUTATIONS FOR OUTSTANDING DEBT SECURITIES

    In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture:

     for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or

     for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the indentures).

EVENTS OF DEFAULT

    Each indenture defines an 'event of default' with respect to any series of debt securities. An event of default under an indenture is any one of the following events that occurs with respect to a series of debt securities:

     nonpayment for thirty days of any interest when due;

     nonpayment of any principal or premium, if any, when due;

     nonpayment of any sinking fund installment when due;

     failure, after thirty days' appropriate notice, to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities);

     certain events in bankruptcy, insolvency or reorganization;

     nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness that is subordinate) or nonpayment of any principal on any of our indebtedness, in an aggregate amount exceeding $25 million, as a result of which such indebtedness shall have been accelerated and such acceleration shall not have been annulled or rescinded within thirty days after written notice thereof; or

     any other event of default included in any indenture or supplemental indenture.

(See Section 7.01 of the indentures).

    The trustee may withhold notice of any default (except in the payment of principal of, premium, if any or interest, if any, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the indentures).

    Generally, each indenture provides that upon an event of default, the trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the indentures).

    You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

    Within 120 days after the close of each fiscal year, we are required to file with each trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Section 6.05 of the senior indenture, Section 6.06 of the senior subordinated indenture).

    Except in cases of default and acceleration, the trustee is not under any obligation to exercise any of its rights or powers under an indenture at the request of holders of debt securities, unless these holders offer the trustee a reasonable indemnity. (See Section 11.01 of the indentures). As long as the trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or of exercising any trust or power conferred upon the trustee. (See
Section 7.08 of the indentures).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

    We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the trustee cash or Government Obligations, as defined in the indenture or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the indenture insofar as it relates to that series of debt securities, except as otherwise provided in the indenture. In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the indentures).

INFORMATION CONCERNING THE TRUSTEES

    We may periodically borrow funds from any of the trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the trustees. A trustee under a senior indenture or a senior subordinated indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities being offered hereby:

     directly to purchasers;

     through agents;

     to dealers; or

     through an underwriter or a group of underwriters.

    We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

    We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

    We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities, as required by applicable law.

    The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

    If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

    The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                    EXPERTS

    The consolidated balance sheet of CIT Group Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the periods from January 1, 2001 to June 1, 2001 and June 2, 2001 to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, have been so incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part, in reliance on the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

    The stand-alone balance sheet of CIT Group Inc. (Del) as of September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, has been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of Tyco Capital Holding, Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the period from October 13, 2000 (date of inception) to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

    The validity of the debt securities offered will be passed upon for us by Schulte Roth & Zabel LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document that CIT files at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.cit.com.

    The SEC allows us to 'incorporate by reference' the information we file with the SEC and information our predecessors filed in the past with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information.

We are incorporating by reference into this prospectus the following documents previously filed with the SEC:

    1. CIT Group Inc. (Nevada)'s Transition Report on Form 10-K for the transition period ended September 30, 2001;

    2. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

    3. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 2002;

    4. CIT Group Inc. (Nevada)'s Current Reports on Form 8-K filed January 17, 2002, January 24, 2002, February 7, 2002, February 22, 2002 and April 26, 2002;

    5. Our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended June 30, 2002; and

    6. Our Current Reports on Form 8-K filed July 10, 2002, July 15, 2002 and July 25, 2002.

    Until we have sold all of the debt securities that we are offering for sale under this prospectus, we also incorporate by reference all documents that we will file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

    We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Glenn Votek, Executive Vice President and Treasurer, CIT Group Inc., 1 CIT Drive, Livingston, New Jersey 07039, telephone (973) 740-5000.

    You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. CIT has not authorized anyone to provide you with different information. CIT is not making an offer of these securities in any state where the offer is not permitted. Youg sould not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

==================================


                 CIT Group Inc.

                 $2,000,000,000

              CIT InterNotes'r'

          Prospectus Supplement

               November 1, 2002



              [CIT LOGO]


==================================



CIT InterNotes'r'


                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'
 The service mark symbol shall be expressed as.......................... 'sm'